Exhibit 99

                Dillard's, Inc. Declares Cash Dividend


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 30, 2006--Dillard's, Inc. (NYSE:DDS) (the "Company") announced today that the Board of Directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable November 1, 2006 to shareholders of record as of September 29, 2006.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965